UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 14, 2010

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement

On May 14, 2010, BPZ Resources, Inc. through its oil and gas subsidiary,  BPZ Exploracion & Produccion S.R.L., (collectively the “Company”), entered into a short-term oil supply agreement dated May 14, 2010 with Petroleos del Perú-PETROPERU S.A. (“PetroPeru”).  Under the terms of the contract, the Company agrees to sell, and PetroPeru agrees to purchase, the Company’s crude oil production originating from the Albacora oilfield in Block Z-1.  The contract term ends when 400,000 barrels of crude oil has been delivered to the PetroPeru refinery located in Talara.  The price per barrel of oil under the agreement is determined using a basket of crude oils based on a 15-day average of Forties, Oman, and Suez blend crude oil prices, as quoted in the Spot Crude Prices Assessment published in Platt’s Crude Oilgram Price Report, minus $3 per barrel and other customary purchase price adjustments. As in most crude oil sales contracts, Albacora’s oil would need to meet certain specifications and a penalty would be applied to the per barrel price if the crude oil doesn’t meet the minimum contract requirements.  The volume of crude oil that the Company will deliver to Petroperu during any calendar month will be all of the production available for sale originating from the Albacora oilfield, subject to certain reductions for emergencies, maintenance or repairs.  Invoicing of the crude oil delivered will be bi-monthly, with payment due ten days after correct invoice presentation.

ITEM 7.01             Regulation FD Disclosure.

On May 17, 2010, the Company issued a press release announcing the short-term oil supply agreement entered into with PetroPeru. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated May 17, 2010, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: May 17, 2010	By:	/s/ Heath W. Cleaver
	Name:	Heath W. Cleaver
	Title:	Vice President — Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated May 17, 2010, and furnished with this report.